Exhibit 99.1

Syntel Reports Third Quarter 2008 Financial Results

Highlights:

•	Q3 revenue $103.8M

•	Q3 EPS of $0.54 per diluted share

•	Quarter-ending global headcount of 12,277

•	Company revises Outlook for 2008

TROY, Mich. – October 23, 2008 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the third quarter, ended September 30, 2008.

Third Quarter Financial Highlights

Syntel’s total revenue for the third quarter increased 18 percent to $103.8 million, compared to $87.9 million in the prior-year period and less than one percent sequentially from $103.4 million in the second quarter of 2008. The Company’s gross margin was 44.3 percent in the third quarter, compared to 39.8 percent in the prior-year period and 41.1 percent in the second quarter of 2008.

During the third quarter, Applications Outsourcing accounted for 68 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 19 percent, e-Business contributing 11 percent and Team Sourcing at two percent.

The Company’s Selling, General and Administrative (SG&A) expenses were 19.1 percent in the third quarter of 2008, compared to 20.9 percent in the prior-year period and 19.1 percent in the second quarter of 2008. Syntel’s income from operations expanded to 25.2 percent in the third quarter, compared to 19.0 percent in the prior-year period and 22.1 percent in the second quarter of 2008.

Operating margins during the quarter were favorably impacted by depreciation in the Indian Rupee. This benefit was partially offset by losses in currency hedging, which negatively impacted “other income”.

Net income for the third quarter was $22.1 million or $0.54 per diluted share, compared to $18.3 million or $0.44 per diluted share in the prior-year period and net income of $17.4 million or $0.42 per diluted share in the second quarter of 2008.

During the third quarter, Syntel added 10 new clients and two new “Hunting Licenses” or preferred partnership agreements, bringing the total number to 92 strategic relationships.

Operational Highlights

“The macroeconomic environment during the third quarter continued to deteriorate, resulting in reduced customer confidence and increasingly conservative behavior,” said Syntel Chairman and Chief Executive Officer Bharat Desai. “Although the overall economy is currently struggling, the mega-trend toward globalization of services remains intact. Syntel as an organization remains focused on the long-term business opportunity and creating value for all key stakeholders.”

“While third quarter revenue was pressured by foreign exchange and demand softness, earnings power was strong. Based on the current economic environment, we are cautious in our outlook for the upcoming quarter and early 2009, and have adjusted our guidance accordingly,” said Keshav Murugesh, Syntel’s President and Chief Operating Officer. “We remain optimistic, however, about the health of our growing business pipeline and the overall positioning of the Company. We continue to invest in target markets, verticals and services to help our customers achieve their business objectives.”

2008 Guidance

Based on current visibility levels and an exchange rate assumption of 48.8 rupees to the dollar, the Company is updating 2008 guidance to reflect revenue of $408 to $412 million and EPS in the range of $1.88 to $1.93.

Syntel to Host Conference Call

Syntel will discuss its third quarter results today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (877) 219-1781. The call will also be broadcast live via the Internet at Syntel’s web site: www.syntelinc.com under the “Investor Relations” section. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available by dialing (800) 642-1687 and entering “69524818” from 2:00 p.m. on October 23, 2008 until midnight on October 31, 2008. International callers may dial (706) 645-9291 and enter the same passcode.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Recently named one of the “50 Best Managed Global Outsourcing Vendors” by The Black Book of Outsourcing, Syntel has over 12,200 employees worldwide, is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 11, 2008 and the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2008.

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2008	2007	2008	2007
Net revenues	$103,765	$87,885	$305,697	$243,672
Cost of revenues	57,814	52,887	177,542	148,486

Gross profit	45,951	34,998	128,155	95,186
Selling, general and administrative expenses	19,815	18,333	60,046	47,431

Income from operations	26,136	16,665	68,109	47,755
Other income (expense), net	629	1,659	718	4,328

Income before provision for income taxes	26,765	18,324	68,827	52,083
Income tax expense	4,620	11	8,832	5,131

Net income	$22,145	$18,313	$59,995	$46,952

Dividend per share	$0.06	$0.06	$0.18	$0.18

EARNINGS PER SHARE:
Basic	$0.54	$0.45	$1.46	$1.14
Diluted	$0.54	$0.44	$1.45	$1.14

Weighted average common shares outstanding:
Basic	41,275	41,100	41,194	41,036

Diluted	41,347	41,256	41,321	41,253

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$69,442	$61,555
Short term investments	49,225	54,643
Accounts receivable, net of allowance for doubtful accounts of $443 and $499 at September 30, 2008 and December 31, 2007, respectively	55,319	51,783
Revenue earned in excess of billings	11,829	7,340
Deferred income taxes and other current assets	27,588	23,761

Total current assets	213,403	199,082
Property and equipment	121,321	110,186
Less accumulated depreciation and amortization	47,989	44,602

Property and equipment, net	73,332	65,584
Goodwill	906	906
Deferred income taxes and other noncurrent assets	11,507	6,032

	$299,148	$271,604

LIABILITIES
Current liabilities:
Accrued payroll and related costs	$26,333	$27,242
Income taxes payable	11,129	10,580
Accounts payable and other current liabilities	26,585	22,341
Deferred revenue	3,709	3,691

Total liabilities	67,756	63,854

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	231,392	207,750

Total liabilities and shareholders’ equity	$299,148	$271,604